Exhibit 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2013 second Quarter Results

For Further Information Contact:

    Jim Polson

    FTI Consulting

    Phone: 312-553-6730

    Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— May 6, 2013—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2013 second quarter ended March 31, 2013.

Fiscal 2013 Second Quarter Highlights

•	Revenue of $37.1 million in the second quarter of fiscal 2013
•	Operating income of $7.1 million includes IT platform enhancement expense ($1.9 million) and non-cash stock based compensation ($0.4 million)
•	Net income of $5.2 million, or $0.54 per diluted share, included $0.06 per diluted share of IT platform enhancement, acquisition expenses, and non-cash stock based compensation expenses
•	EBITDA of $11.3 million
•	Updated Financial Guidance:
o	Revenue lowered to a range of $150 million to $155 million
o	Adjusted EBITDA lowered to a range of $51 million to $53 million
o	Net Income range unchanged: $21 million to $23 million

“Our second quarter results reflect the stable operating environment in our Radiation Measurement segment, improved profitability in our Medical Physics segment and the challenging marketplace in our Medical Products unit,” said Bill Saxelby, President and CEO of Landauer. “During the quarter, revenue growth in both our Radiation Measurement and Medical Physics businesses were flat to prior year due to the timing of new orders from military and first responder customers in the core Radiation Measurement business and the focus on improving operating margins in the Medical Physics business. Our Medical Products business experienced significant pricing pressure, which had a major impact on the revenue contributions from this business through our fiscal 2013 second quarter. As a result, we are lowering our revenue guidance expectations for the full year to reflect year to date performance and the current pricing and demand environment.”

Landauer, Inc.     2 Science Road     Glenwood, Illinois 60425-1586     Telephone: (708) 755-7000     Facsimile: (708) 755-7011

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Saxelby continued, “Despite these near term challenges, we remain committed to our long-term plan and the growth potential of our combined radiation measurement and safety platform. Our expanding relationships with military and first responder customers, along with next generation products will continue to drive the Radiation Measurement business. The Medical Physics business has continued to show improved profitability and is gaining traction with its system-wide radiation safety solution. We reorganized the leadership and sales structure of the Medical Products business, acquired the assets of a complimentary business and are already seeing these strategic moves begin to yield positive results. We remain committed to creating value for our shareholders by executing against our strategic initiatives while maintaining our robust dividend policy.”

Second Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the second fiscal quarter of 2013 and for the second fiscal quarter of 2012 were $37.1 million and $39.1 million, respectively. The Medical Products segment revenue decreased $1.8 million and Radiation Measurement and Medical Physics revenues each decreased $0.1 million over the prior fiscal year period. Consolidated revenue for the second fiscal quarter of 2013 was negatively affected by $0.1 million in currency fluctuation, as compared with the prior fiscal year period, principally due to weakness in the Brazil Real against the U.S. Dollar.

Gross margins were 54.0 percent for the second fiscal quarter of 2013, compared with 59.0 percent for the second fiscal quarter of 2012. The decrease in the gross margin over the prior year period was due to planned cost increases primarily related to IT platform enhancement expenses of $0.5 million for additional depreciation, $1.0 million in IT consulting services and $0.4 million in increased international costs, offset by decreased service costs of $0.3 million and decreased materials of $0.5 million.

Total selling, general and administrative expenses for the second fiscal quarter of 2013 and 2012 were $12.6 million, respectively. For the second fiscal quarter of 2013, total selling, general and administrative expenses included $0.4 million additional depreciation expense for the IT platform, $0.4 million of non-cash stock based compensation expenses, $0.3 million of customer service related expenses and $0.4 million of service cost reductions. This compares with $0.3 million of IT platform enhancement related expenses and $0.6 million of non-cash stock based compensation expenses in the second fiscal quarter of 2012.

Operating income for the second fiscal quarter of 2013 was $7.1 million, a decrease of $3.0 million, or 29.7 percent, compared with operating income of $10.1 million for the second fiscal quarter of 2012. Operating income, adjusted for non-recurring acquisition and reorganization expenses, IT platform stabilization related expenses, and non-cash stock based compensation expenses, for the second fiscal quarter of 2013 was $7.8 million, a 31 percent decrease, compared with adjusted operating income on a relative basis of $11.3 million for the second fiscal quarter of 2012.

Interest expense, net of investment income in the quarter, increased $0.2 million associated with the borrowings to acquire IZI Medical Products in the first fiscal quarter of 2012.

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The effective tax rate for the second fiscal quarter of 2013 and 2012 was 23.6 percent and 30.0 percent, respectively. The decrease in effective tax rate was due primarily to the recently enacted R&D credit as well as a change in the mix of earnings based on geographic location of the Company’s operations in various jurisdictions and the specific legal entities subject to taxation in those jurisdictions.

Net income for the second fiscal quarter ended March 31, 2013 was $5.2 million, or $0.54 per diluted share, compared to net income of $7.1 million, or $0.75 per diluted share, in the same period last year. The decrease in net income was due to reduced sales of $2.0 million, increased IT platform enhancement related expenses of $1.9 million, decreased equity earnings of $0.5 million and additional international costs of $0.4 million. Additionally, this decrease was offset by an effective tax rate reduction of $1.5 million, and other decreased costs of $1.0 million. Excluding the costs associated with the acquisition, IT platform enhancement, and non-cash stock based compensation expenses, adjusted net income was $5.7 million, compared to adjusted net income of $8.0 million in the comparable prior year period. The resulting adjusted diluted earnings per share for the second fiscal quarter ended March 31, 2013 was $0.60 per share, compared to $0.85 in the same period last year.

Adjusted EBITDA for the fiscal second quarter 2013 was $12.0 million compared with $14.9 million for the second fiscal quarter of 2012. The decrease was due primarily to lower earnings. A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the second fiscal quarter of 2013 decreased 0.4 percent, or $0.1 million, from the second fiscal quarter of 2012 to $27.3 million. The decrease in the fiscal 2013 second quarter was primarily due to revenue decreases domestically over the prior year second fiscal quarter of $0.6 million, offset by international increases of $0.6 million less currency impacts of $0.1 million.

Radiation Measurement operating income for the second fiscal quarter of 2013 decreased to $6.1 million, or 23.8 percent, from $8.0 million in the comparable prior year period. The decrease in operating income was due to increased IT platform enhancement related expenses of $1.9 million, $0.4 million in increased international costs, and increased customer services costs of $0.3 million, offset by $0.4 million in lower material costs in the current quarter and decreased prior year IT platform expenses of $0.3 million.

Medical Physics Segment

Medical Physics revenues for the second fiscal quarter of 2013 decreased 1.3 percent, or $0.1 million, from the comparable period in fiscal 2012 to $7.6 million. The Medical Physics segment operating income was $0.7 million due primarily to decreased service costs of $.7 million, or 9.2 percent of revenues, as compared to $0.1 million, or 1.3 percent of revenues, in the second fiscal quarter of 2012.

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Medical Products Segment

Medical Products revenues for the second fiscal quarter of 2013 decreased 45.1 percent, or $1.8 million, from the second fiscal quarter of 2012 to $2.2 million. Medical Products operating income for the second fiscal quarter of 2013 was $0.3 million, or 13.6 percent of revenues, as compared to $2.0 million, or 50.0 percent of revenues, in the second fiscal quarter of 2012. The decrease in revenue and operating income was due primarily to a decline in selling price and shipments of Spherz product without a corresponding decrease in costs.

Fiscal Six Months Financial Overview and Business Segment Results

Revenues for the first six months of fiscal 2013 were $73.8 million, a decrease of $2.0 million, or 2.6 percent compared with revenues of $75.8 million for the same period in fiscal 2012. The Medical Products segment had a decline of $1.3 million and the Radiation Measurement segment decreased $0.7 million in revenues.

Gross margins were 54.4 percent for the first six months of fiscal 2013, compared with 59.2 percent for the first six months of fiscal 2012. The decline in gross margin over the prior year period was due to decreased revenue of $2.0 million as well as planned cost increases primarily related to IT platform enhancement expenses of $2.5 million, $0.1 million of additional manufacturing and international costs and service costs of $0.2 million.

Total selling, general and administrative expenses for the first six months of fiscal 2013 of $26.0 million, an increase of $1.0 million, or 4 percent, compared to $25.0 million for the first six months of fiscal 2012. For the first six months of fiscal 2013, total selling, general and administrative expenses included $0.7 million additional depreciation expense for the IT platform enhancement, $1.1 million of non-cash stock based compensation expenses, and $0.8 million of customer service related expenses. This compares with $0.6 million of IT platform enhancement related expenses and $1.5 million of non-cash stock based compensation expenses in the first six months of fiscal 2012.

In the first six months of fiscal 2013, we incurred $0.3 million acquisition expenses related to Medical Physics, as compared to $2.2 million in the first six months of fiscal 2012 primarily due to the acquisition of IZI Medical Products.

Operating income for the first six months of fiscal 2013 was $13.9 million, a decrease of $3.8 million, or 21.5 percent, compared with operating income of $17.7 million for the same period in fiscal 2012. The decrease in operating income was due to reduced Medical Products operating income of $1.4 million, the impact of reduced Radiation Measurement revenue of $0.7 million, increased IT platform enhancement related expenses of $3.2 million, additional manufacturing and international costs of $0.6 million additional customer service support of $0.8 million, and acquisition costs of $0.3 million, offset by prior fiscal year first six months acquisition costs of $2.2 million and prior year IT platform expense of $.6 million.

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The effective tax rate was 27.5 percent and 32.2 percent for the first six months of fiscal 2013 and 2012, respectively. The decline in the effective tax rate was due primarily to the enactment of the R&D credit for calendar year 2013 in the second fiscal quarter of 2013 as well as a change in the mix of earnings based on geographic location of the Company's operations in various jurisdictions and the specific legal entities subject to taxation in those jurisdictions.

Net income for the first six months of fiscal 2013 was $10.0 million, a decrease of $2.0 million, or 16.7 percent, compared to $12.0 million in the same period in fiscal 2012The decrease in net income was due to reduced Medical Products operating income, reduced Radiation Measurement revenue, increased IT platform enhancement related expenses of $3.2 million, additional manufacturing and international costs of $0.6 million, additional customer service support of $0.8 million and additional other expense of $0.2 million, offset by effective tax rate reduction decreasing taxes by $1.9 million and the prior fiscal year first six months acquisition costs of $2.2 million, less current year acquisition costs of $0.3 million and service costs reductions of $.5 million and prior year IT platform expense of $.6 million. Excluding the costs associated with the acquisitions, IT platform enhancement, and non-cash stock based compensation, adjusting net income was $11.2 million, compared to $14.9 million in the comparable prior year period. The resulting adjusted diluted earnings per share for the six month period ended March 31, 2013 was $1.18 per share, compared to $1.59 in the same period last year.

Adjusted EBITDA for the first six months of fiscal 2013 was $24.4 million compared with $28.4 million for the first six months of fiscal 2012. The decrease was due primarily to lower earnings. A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the first six months of fiscal 2013 decreased 1.3 percent, or $0.7 million, from the first six months of fiscal 2012 to $53.7 million. The decrease in the first six months of fiscal 2013 was primarily due to decreases of equipment sales by $.3 million and currency impacts of $0.3 million as compared to prior fiscal year first six months.

Radiation Measurement operating income for the second fiscal quarter of 2013 decreased to $11.4 million, or 20.3 percent, from $14.3 million in the comparable prior year period. The decrease in operating income was due to reduced Radiation Measurement revenue of $0.7 million, increased IT platform enhancement related expenses of $3.2 million, additional manufacturing and international costs of $0.6 million, additional customer service support of $0.8 million and acquisition costs of $.3 million, offset by prior fiscal year first six months acquisition costs of $2.2 million and prior year IT platform costs of $.6 million.

Medical Physics Segment

Medical Physics revenues for the first six months of fiscal 2013 increased 0.7 percent, or $0.1 million, from the comparable period in fiscal 2012 to $15.2 million due to the impact of acquired companies. The Medical Physics segment operating income was $1.5 million, or 9.9 percent of revenues, as compared to $1.0 million, or 6.6 percent of revenues, in the first six months of fiscal 2012 due primarily to decreased service costs of $.5 million.

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Medical Products Segment

Medical Products revenues for the first six months of fiscal 2013 decreased 21.0 percent, or $1.3 million, from the first six months of fiscal 2012 to $4.9 million. Medical Products operating income for the first six months of fiscal 2013 was $1.0 million, or 20.4 percent of revenues, as compared to $2.4 million, or 38.7 percent of revenues, in the first six months of fiscal 2012. The decrease in revenue and operating income is due primarily to a decline in selling price and shipments of Spherz without a corresponding decrease in costs.

Balance Sheet

Landauer ended the second fiscal quarter of 2013 with total assets of $299.0 million, a decrease of $3.1 million compared to total assets of $302.1 million at the end of fiscal 2012. The Company completed the quarter with $11.1 million of cash and cash equivalents on the balance sheet and unused borrowing capacity of $32.0 million under its current $175 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations. Net operating cash flow generated during the first six months of fiscal 2013 was $7.5 million.

Fiscal 2013 Outlook

Landauer’s business plan for fiscal 2013 currently anticipates aggregate revenues for the year to be in the range of $150 to $155 million. The business plan also anticipates a blended effective tax rate for the full fiscal year to be within a range of 28 percent to 30 percent.

Based upon the above assumptions, the Company anticipates reported net income for fiscal 2013 in the range of $21 to $23 million and Adjusted EBITDA expected for fiscal 2013 in the range of $51 to $53 million.

Conference Call Details

Landauer has scheduled its second quarter conference call for investors over the Internet on Tuesday, May 7, 2013, at 9:00 a.m. Central Time (10 a.m. Eastern Time). To participate, callers should dial 888-549-7880 (within the United States and Canada), or 480-629-9770 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4614878#, which will be available through Friday, June 7, 2013. The replay will also be available on Landauer’s website for 90 days following the call.

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About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures. For information about Landauer, please visit our website at http://www.landauer.com.

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2013 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2012 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

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During the past several years, the Company has been engaged in an initiative to re-engineer many of its business processes and replace significant components of its information technology systems. A principal component of this initiative is the implementation of new enterprise resource planning software and other applications to manage certain business operations. This enhancement of the Company’s IT platform has been a complex project and has involved extensive customization of the Company’s software and IT systems. In July 2012, the enhanced IT platform became operational. Although the Company has been encouraged by its experience with the enhanced platform during the first several months of the platform’s start-up phase, there can be no assurance that the new platform will continue to maintain its functionality at the levels anticipated or otherwise meet the Company’s business and operational objectives. If unforeseen problems arise, the Company’s operations could be adversely impacted, including the ability of the Company to perform one or more of the following in a timely manner: customer quotes, customer orders, product shipment, customer services and support, order billing and tracking, contractual obligations fulfillment and related operations. As previously disclosed, the Company expects to incur ongoing maintenance expenditures for the new IT platform at levels higher than the Company traditionally experienced under its prior platform. Unforeseen problems with the new platform could increase further such expenditures.

Financial Tables Follow

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Landauer, Inc. and Subsidiaries

Second Fiscal Quarter 2013 Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in thousands, Except per Share)	2013	2012	2013	2012
Net revenues	$37,082	$39,094	$73,763	$75,763

Costs and expenses:
Cost of sales	17,050	16,029	33,613	30,935
Selling, general and administrative	12,578	12,604	25,969	24,965
Acquisition and reorganization costs	300	312	300	2,161
Costs and expenses	29,928	28,945	59,882	58,061

Operating income	7,154	10,149	13,881	17,702
Equity in income of joint ventures	556	1,067	2,084	1,871
Interest expense, net	(1,081)	(863)	(2,114)	(1,453)
Other income (expense), net	224	(9)	319	50

Income before taxes	6,853	10,344	14,170	18,170
Income taxes	1,620	3,104	3,894	5,846

Net income	5,233	7,240	10,276	12,324
Less: Net income attributed to noncontrolling interest	80	130	246	289

Net income attributed to Landauer, Inc.	$5,153	$7,110	$10,030	$12,035

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.54	$0.76	$1.06	$1.28
Weighted average basic shares outstanding	9,417	9,361	9,391	9,347

Diluted	$0.54	$0.75	$1.05	$1.27
Weighted average diluted shares outstanding	9,462	9,402	9,438	9,387

Dividends paid per share	$0.55	$0.55	$1.10	$1.10

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Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	March 31, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$11,054	$17,633
Receivables, net of allowances of $1,133 and $1,088, respectively	36,419	35,165
Inventories	9,718	8,638
Prepaid income taxes	4,902	2,148
Prepaid expenses and other current assets	4,267	3,975
Current assets	66,360	67,559
Property, plant and equipment, at cost	105,883	101,375
Accumulated depreciation and amortization	(51,256)	(46,983)
Net property, plant and equipment	54,627	54,392
Equity in joint ventures	22,683	24,108
Goodwill	106,746	106,717
Intangible assets, net of accumulated amortization of $11,395 and $9,696, respectively	36,091	37,402
Dosimetry devices, net of accumulated depreciation of $9,511 and $8,879, respectively	6,436	6,189
Other assets	6,101	5,758
Assets	$299,044	$302,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,541	$9,656
Dividends payable	5,403	5,345
Deferred contract revenue	14,413	14,947
Accrued compensation and related costs	6,938	8,260
Other accrued expenses	7,789	7,096
Current liabilities	41,084	45,304
Non-current liabilities:
Long-term debt	143,260	141,347
Pension and postretirement obligations	17,821	17,586
Deferred income taxes	16,179	15,733
Other non-current liabilities	1,106	1,053
Non-current liabilities	178,366	175,719

Stockholders’ equity:
Preferred stock, $.10 par value per share, authorized 1,000,000 shares; none issued	0	0
Common stock, $.10 par value per share, authorized 20,000,000 shares; 9,562,320 and 9,493,368 shares issued and outstanding at March 31, 2013 and September 30, 2012, respectively	956	949
Additional paid in capital	37,063	35,898
Accumulated other comprehensive loss	(7,324)	(5,272)
Retained earnings	47,685	48,142
Landauer, Inc. stockholders’ equity	78,380	79,717
Noncontrolling interest	1,214	1,385
Stockholders’ equity	79,594	81,102
Liabilities and Stockholders’ Equity	$299,044	$302,125

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Reconciliation of Net Income to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization

	Three Months Ended
	March 31,
	2013	2012
Adjusted EBITDA
Net income attributed to Landauer, Inc.	$5,153	$7,110
Add back:
Interest expense, net	976	771
Depreciation and amortization	3,526	2,674
Provision for income taxes	1,620	3,104
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$11,275	$13,659
Adjustments:
Non-cash stock-based compensation expense	382	624
IT platform enhancements expenses	27	306
Acquisition and reorganization costs	300	312
Sub-total adjustments	709	1,242
Adjusted EBITDA	$11,984	$14,901

	Six Months Ended
	March 31,
	2013	2012
Adjusted EBITDA
Net income attributed to Landauer, Inc.	$10,030	$12,035
Add back:
Interest expense, net	1,908	1,299
Depreciation and amortization	6,976	5,030
Provision for income taxes	3,894	5,846
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$22,808	$24,210
Adjustments:
Non-cash stock-based compensation expense	1,066	1,454
IT platform enhancements expenses	205	588
Acquisition and reorganization costs	300	2,161
Sub-total adjustments	1,571	4,203
Adjusted EBITDA	$24,379	$28,413

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Reconciliation of EPS to Adjusted EPS

	Three Months Ended
	March 31,
	2013	2012
Adjusted Net Income
Net income attributed to Landauer, Inc.	$5,153	$7,110
Sub-total adjustments	709	1,242
Income taxes on adjustments	(167)	(373)
Adjustments, net	542	869
Adjusted Net Income	$5,695	$7,979
Adjusted Net Income per Diluted Share	$0.60	$0.85

	Six Months Ended
	March 31,
	2013	2012
Adjusted Net Income
Net income attributed to Landauer, Inc.	$10,030	$12,035
Sub-total adjustments	1,571	4,203
Income taxes on adjustments	(432)	(1,353)
Adjustments, net	1,139	2,850
Adjusted Net Income	$11,169	$14,885
Adjusted Net Income per Diluted Share	$1.18	$1.59

Free Cash Flow
Net cash provided by operating activities	$7,473	$18,558
Capital expenditures	(4,611)	(7,358)
Free Cash Flow	2,862	11,200
IT platform enhancements expenses	205	588
Acquisition and reorganization costs	300	2,161
Adjusted Free Cash Flow	$3,367	$13,949

	Three Months Ended
	December 31,
	2013	2012
Free Cash Flow
Net cash provided by operating activities	$2,140	$10,508
Capital expenditures	(1,902)	(3,839)
Free Cash Flow	238	6,669
IT platform enhancements expenses	178	282
Acquisition and reorganization costs	0	1,849
Adjusted Free Cash Flow	$416	$8,800

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Segment Information

	Three Months Ended March 31, 2013
	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$27,249	$7,598	$2,235	$37,082
Operating income	6,118	732	304	7,154

	Three Months Ended March 31, 2012
	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$27,358	$7,688	$4,048	$39,094
Operating income	8,029	109	2,011	10,149

	Six Months Ended March 31, 2013
	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$53,652	$15,187	$4,924	$73,763
Operating income	11,383	1,524	974	13,881

	Six Months Ended March 31, 2012
	Radiation Measurement	Medical Physics	Medical Products	Consolidated
Revenues	$54,402	$15,122	$6,239	$75,763
Operating income	14,319	1,002	2,381	17,702

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